Exhibit 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dana Corporation of our report dated January 21, 1998, except for the business combination with Echlin Inc. which is as of November 6, 1998, relating to the consolidated financial statements of Dana Corporation which appears in the Current Report on Form 8-K dated November 9, 1998 of Dana Corporation. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 40 of such Current Report on Form 8-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Toledo, Ohio
December 22, 1998